Exhibit 99.1
Opiant Pharmaceuticals and Aptar Pharma Expand Long-Term Collaboration for the Manufacture of Unidose Nasal Spray for OPNT003, Nasal Nalmefene

•Long-term agreement includes a €2 million (approximately $2.1 million) investment by Opiant to expand Aptar’s production in support of OPNT003

SANTA MONICA, Calif., June 8, 2022 -- Opiant Pharmaceuticals, Inc. (Opiant) (NASDAQ: OPNT) today announced a capacity investment agreement with Aptar Pharma (Aptar), a leading provider of drug delivery systems, to expand production of Aptar’s nasal Unidose device, which will be used in the production of commercial supply of OPNT003, nasal nalmefene.

The agreement includes an investment by Opiant of €2 million (approximately $2.1 million) and a commitment by Aptar to install and maintain equipment in support of increased future production of its Unidose device to meet the potential commercial demand for OPNT003, nasal nalmefene.

“This capacity investment with Aptar demonstrates Opiant’s commitment to ensure adequate supply of OPNT003, nasal nalmefene, to communities and emergency responders as quickly as possible, if approved,” said Roger Crystal, M.D., President and Chief Executive Officer of Opiant.

Opiant has initiated rolling submission of a New Drug Application to the U.S Food and Drug Administration (FDA), for OPNT003, nasal nalmefene, for the treatment of opioid overdose, using the 505(b)(2) pathway. It intends to complete its application in the second half of 2022. Opiant was granted Fast Track Designation in November 2021.

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc., the company that developed NARCAN® Nasal Spray, is building a leading franchise of new medicines to combat addictions and drug overdose. For more information visit: www.opiant.com.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, completion of the NDA filing in the second half of 2022. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our Form 10-K for the year ended December 31, 2021 and our Form 10-Q for the quarter ended March 31,2022, filed with the Securities and Exchange Commission on March 4, 2022 and May 10, 2022, respectively, including under the caption titled "Risk Factors."  These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

For Media and Investor Inquiries:
Ben Atkins, Opiant
(310) 598-5410
batkins@opiant.com